The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated November 30, 2023

December , 2023	Registration Statement Nos. 333-270004 and 333-270004-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

Step-Up Auto Callable Notes Linked to the J.P. Morgan Dynamic BlendSM Index due December 24, 2026

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•	The notes are designed for investors who seek early exit prior to maturity at a premium if, on any Review Date (other than the final Review Date), the closing level of the J.P. Morgan Dynamic BlendSM Index, which we refer to as the Index, is at or above the Call Value for that Review Date.
•	The earliest date on which an automatic call may be initiated is December 23, 2024.
•	The notes are also designed for investors who seek uncapped, unleveraged exposure to any appreciation of the Index at maturity, if the notes have not been automatically called.
•	Investors should be willing to forgo interest payments, while seeking full repayment of principal at maturity.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes are expected to price on or about December 21, 2023 and are expected to settle on or about December 27, 2023.
•	CUSIP: 48134RUN6

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement, “Risk Factors” beginning on page US-3 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $22.50 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $925.70 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $900.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 3-I dated April 13, 2023, underlying supplement no. 24-I dated September 1, 2023 and the prospectus and prospectus supplement, each dated April 13, 2023

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Index: The J.P. Morgan Dynamic BlendSM Index (Bloomberg ticker: JPUSDYBL <Index>). The level of the Index reflects the deduction of 0.95% per annum that accrues daily.

Call Premium Amount: The Call Premium Amount with respect to each Review Date is set forth below:

•         first Review Date:       at least 8.50% × $1,000

•         second Review Date: at least 17.00% × $1,000

(in each case, to be provided in the pricing supplement)

Call Value: The Call Value for each Review Date is set forth below:

•         first Review Date:       at most 100.50% of the Initial Value

•         second Review Date: at most 101.00% of the Initial Value

(in each case, to be provided in the pricing supplement)

Participation Rate: 100.00%

Pricing Date: On or about December 21, 2023

Original Issue Date (Settlement Date): On or about December 27, 2023

Review Dates*: December 23, 2024, December 22, 2025 and December 21, 2026 (final Review Date)

Call Settlement Dates*: December 27, 2024 and December 26, 2025

Maturity Date*: December 24, 2026

* Subject to postponement in the event of a market disruption event and as described under “Supplemental Terms of the Notes — Postponement of a Determination Date — Notes linked solely to the Index” in the accompanying underlying supplement and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Automatic Call:

If the closing level of the Index on any Review Date (other than the final Review Date) is greater than or equal to the Call Value for that Review Date, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Call Premium Amount applicable to that Review Date, payable on the applicable Call Settlement Date. No further payments will be made on the notes.

If the notes are automatically called, you will not benefit from the feature that provides you with a positive return at maturity equal to the Index Return times the Participation Rate if the Final Value is greater than the Initial Value. Because this feature does not apply to the payment upon an automatic call, the payment upon an automatic call may be significantly less than the payment at maturity for the same level of appreciation in the Index.

Payment at Maturity:

If the notes have not been automatically called, at maturity you will receive a cash payment, for each $1,000 principal amount note, of $1,000 plus the Additional Amount, which may be zero.

If the notes have not been automatically called, you are entitled to repayment of principal in full at maturity, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

Additional Amount: If the notes have not been automatically called, the Additional Amount payable at maturity per $1,000 principal amount note will equal:

$1,000 × Index Return × Participation Rate,

provided that the Additional Amount will not be less than zero.

Index Return:

(Final Value – Initial Value)
Initial Value

Initial Value: The closing level of the Index on the Pricing Date

Final Value: The closing level of the Index on the final Review Date

PS-1 | Structured Investments Step-Up Auto Callable Notes Linked to the J.P. Morgan Dynamic BlendSM Index

The J.P. Morgan Dynamic BlendSM Index

The J.P. Morgan Dynamic BlendSM Index (the “Index”) was developed and is maintained and calculated by J.P. Morgan Securities LLC (“JPMS”). The Index has been calculated on a “live” basis (i.e., using real-time data) since March 23, 2021. The Index is reported by Bloomberg L.P. under the ticker symbol “JPUSDYBL Index.”

The Index attempts to provide a dynamic rules-based allocation to the J.P. Morgan US Large Cap Equities Futures Index (the “Equity Constituent”) and the J.P. Morgan 2Y US Treasury Futures Index (the “Bond Constituent” and, together with the Equity Constituent, the “Portfolio Constituents”) while targeting a level volatility of 3.0% (the “Target Volatility”). The Index tracks the return of (a) a notional dynamic portfolio consisting of the Equity Constituent and the Bond Constituent, less (b) the daily deduction of 0.95% per annum (the “Index Deduction”). Each futures contract underlying a Portfolio Constituent as of a particular time is referred to as an “Underlying Futures Contract.”

•	The Equity Constituent is an excess return index that tracks the return of a notional rolling futures position in futures contracts on the S&P 500® Index. For additional information about the Equity Constituent, see “Background on the J.P. Morgan Futures Indices” in the accompanying underlying supplement.
•	The Bond Constituent is an excess return index that tracks the return of a notional rolling futures position in futures contracts on 2-Year U.S. treasury notes. For additional information about the Bond Constituent, see “Background on the J.P. Morgan Futures Indices” in the accompanying underlying supplement.

The Index provides a diversified exposure that rebalances daily based on measures of market risk and diversification to attempt to deliver stable volatility over time.

Considerations Relating to the Volatility of the Portfolio Constituents. Under normal market conditions, the Equity Constituent’s realized volatility has tended to be relatively more variable than the Bond Constituent’s realized volatility. Consequently, and because the Index seeks to maintain an annualized realized volatility approximately equal to the Target Volatility of only 3.0%, the Index methodology may be more likely to shift exposure from the Equity Constituent to the Bond Constituent during periods of relatively higher market volatility and to shift exposure from the Bond Constituent to the Equity Constituent under normal market conditions exhibiting relatively lower market volatility.

In general, equity markets have historically been more likely to outperform fixed-income markets during periods of relatively lower market volatility and to underperform fixed-income markets during periods of relatively higher market volatility. However, there can be no assurance that the Index allocation strategy will achieve its intended results or that the Index will outperform any alternative index or strategy that might reference the Portfolio Constituents. Past performance should not be considered indicative of future performance.

In any initial selection between two eligible notional portfolios, the Index will select the portfolio that has the higher allocation to the Portfolio Constituent with a higher realized volatility, as described below, which generally will cause the Equity Constituent to receive a higher allocation than if the portfolio that has the higher allocation to the Portfolio Constituent with a lower realized volatility were selected.

Furthermore, under normal market conditions, the Equity Constituent’s realized volatility has tended to be significantly higher than the Bond Constituent’s realized volatility. Under these circumstances and because the Target Volatility is only 3.0%, the Index is generally expected to be more heavily weighted towards the Bond Constituent. Past performance should not be considered indicative of future performance. Under circumstances where the Equity Constituent’s realized volatility is significantly higher than that of the Bond Constituent, the performance of the Index is expected to be influenced to a greater extent by the performance of the Equity Constituent than by the performance of the Bond Constituent, even if the weight of the Bond Constituent is significantly greater than the weight of the Equity Constituent.

Consequently, even in cases where the allocation to the Bond Constituent is greater than the allocation to the Equity Constituent, the Index may be influenced to a greater extent by the performance of the Equity Constituent than by the performance of the Bond Constituent because, under some conditions, the greater allocation to the Bond Constituent will not be sufficiently large to offset the greater realized volatility of the Equity Constituent.

Calculating the level of the Index. On any given day, the closing level of the Index reflects (a) the weighted return performance of the Portfolio Constituents less (b) the 0.95% per annum daily Index Deduction. The Index Level was set equal to 100.00 on July 25, 1990, the base date of the Index. The Index is an “excess return” index because, through the Portfolio Constituents, it provides notional exposure to futures contract returns that reflect changes in the price of those futures contracts, as well as their “roll” returns described below. The Index is not a “total return” index because it does not reflect interest that could be earned on funds notionally committed to the trading of futures contracts.

No assurance can be given that the investment strategy used to construct the Index will achieve its intended results or that the Index will be successful or will outperform any alternative index or strategy that might reference the Portfolio

PS-2 | Structured Investments Step-Up Auto Callable Notes Linked to the J.P. Morgan Dynamic BlendSM Index

Constituents. Furthermore, no assurance can be given that the realized volatility of the Index will approximate the Target Volatility. The actual realized volatility of the Index may be greater or less than the Target Volatility.

If the aggregate weight of the Portfolio Constituents in the Index is less than 100%, the Index will not be fully invested, and any uninvested portion will earn no return. The Index Deduction is deducted daily at a rate of 0.95% per annum, even when the Index is not fully invested.

The Index is described as a “notional” or “synthetic” portfolio of assets because there is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest. The Index merely references certain assets, the performance of which will be used as a reference point for calculating the level of the Index.

See “The J.P. Morgan Dynamic BlendSM Index” in the accompanying underlying supplement for more information about the Index.

PS-3 | Structured Investments Step-Up Auto Callable Notes Linked to the J.P. Morgan Dynamic BlendSM Index

Supplemental Terms of the Notes

Any values of the Index, and any values derived therefrom, included in this pricing supplement may be corrected, in the event of manifest error or inconsistency, by amendment of this pricing supplement and the corresponding terms of the notes. Notwithstanding anything to the contrary in the indenture governing the notes, that amendment will become effective without consent of the holders of the notes or any other party.

How the Notes Work

Payment upon an Automatic Call

Payment at Maturity If the Notes Have Not Been Automatically Called

Call Premium Amount

The table below illustrates the hypothetical Call Premium Amount per $1,000 principal amount note for each Review Date (other than the final Review Date) based on the minimum Call Premium Amounts set forth under “Key Terms — Call Premium Amount” above. The actual Call Premium Amounts will be provided in the pricing supplement and will not be less than the minimum Call Premium Amounts set forth under “Key Terms — Call Premium Amount.”

Review Date	Call Premium Amount
First	$85.00
Second	$170.00
PS-4 | Structured Investments Step-Up Auto Callable Notes Linked to the J.P. Morgan Dynamic BlendSM Index

Payment at Maturity If the Notes Have Not Been Automatically Called

The following table illustrates the hypothetical payment at maturity on the notes linked to a hypothetical Index. The hypothetical payments set forth below assume the following:

•	the notes have not been automatically called;
•	an Initial Value of 100.00; and
•	a Participation Rate of 100.00%.

The hypothetical Initial Value of 100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial Value. The actual Initial Value will be the closing level of the Index on the Pricing Date and will be provided in the pricing supplement. For historical data regarding the actual closing levels of the Index, please see the historical information set forth under “Hypothetical Back-Tested Data and Historical Information” in this pricing supplement.

Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table have been rounded for ease of analysis.

Final Value	Index Return	Additional Amount	Payment at Maturity
165.00	65.00%	$650.00	$1,650.00
150.00	50.00%	$500.00	$1,500.00
140.00	40.00%	$400.00	$1,400.00
130.00	30.00%	$300.00	$1,300.00
120.00	20.00%	$200.00	$1,200.00
110.00	10.00%	$100.00	$1,100.00
105.00	5.00%	$50.00	$1,050.00
101.00	1.00%	$10.00	$1,010.00
100.00	0.00%	$0.00	$1,000.00
95.00	-5.00%	$0.00	$1,000.00
90.00	-10.00%	$0.00	$1,000.00
80.00	-20.00%	$0.00	$1,000.00
70.00	-30.00%	$0.00	$1,000.00
60.00	-40.00%	$0.00	$1,000.00
50.00	-50.00%	$0.00	$1,000.00
40.00	-60.00%	$0.00	$1,000.00
30.00	-70.00%	$0.00	$1,000.00
20.00	-80.00%	$0.00	$1,000.00
10.00	-90.00%	$0.00	$1,000.00
0.00	-100.00%	$0.00	$1,000.00

PS-5 | Structured Investments Step-Up Auto Callable Notes Linked to the J.P. Morgan Dynamic BlendSM Index

Note Payout Scenarios

Upside Scenario If Automatic Call:

If the closing level of the Index on any Review Date (other than the final Review Date) is greater than or equal to the Call Value for that Review Date, the notes will be automatically called and investors will receive on the applicable Call Settlement Date the $1,000 principal amount plus the Call Premium Amount, applicable to that Review Date.  No further payments will be made on the notes.

•	Assuming a hypothetical Call Premium Amount of $85.00 for the first Review Date, if the closing level of the Index increases 10.00% as of that Review Date, the notes will be automatically called and investors will receive a return equal to 8.50%, or $1,085.00 per $1,000 principal amount note.
•	Assuming a hypothetical Call Premium Amount of $170.00 for the second Review Date, if the notes have not been previously automatically called and the closing level of the Index increases 65.00% as of that Review Date, the notes will be automatically called and investors will receive a return equal to 17.00%, or $1,170.00 per $1,000 principal amount note.

If No Automatic Call:

If the notes have not been automatically called, investors will receive at maturity the $1,000 principal amount plus the Additional Amount, which is equal to $1,000 times the Index Return times the Participation Rate of 100.00%.

Upside Scenario:

If the notes have not been automatically called and the Final Value is greater than the Initial Value, the Additional Amount will be greater than zero and investors will receive at maturity more than the principal amount of their notes.

•	If the notes have not been automatically called and the closing level of the Index increases 10.00%, investors will receive at maturity a return equal to 10.00%, or $1,100.00 per $1,000 principal amount note.

Par Scenario:

If the notes have not been automatically called and the Final Value is equal to the Initial Value or is less than the Initial Value, the Additional Amount will be zero and investors will receive at maturity the principal amount of their notes.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement, product supplement and underlying supplement.

Risks Relating to the Notes Generally

•	IF THE NOTES HAVE NOT BEEN AUTOMATICALLY CALLED, THE NOTES MAY NOT PAY MORE THAN THE PRINCIPAL AMOUNT AT MATURITY —

If the notes have not been automatically called and the Final Value is less than or equal to the Initial Value, you will receive only the principal amount of your notes at maturity, and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time.

•	THE LEVEL OF THE INDEX WILL INCLUDE A 0.95% PER ANNUM DAILY DEDUCTION —

The Index is subject to a 0.95% per annum daily deduction. As a result of the deduction of this index fee, the level of the Index will trail the value of a hypothetical identically constituted synthetic portfolio from which no such fee or cost is deducted.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

PS-6 | Structured Investments Step-Up Auto Callable Notes Linked to the J.P. Morgan Dynamic BlendSM Index

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	THE CALL VALUE FOR EACH REVIEW DATE IS GREATER THAN THE INITIAL VALUE AND INCREASES PROGRESSIVELY OVER THE TERM OF THE NOTES —

The notes will be automatically called, and you will receive a Call Premium Amount, only if the closing level of the Index increases from the Initial Value such that it is greater than or equal to the Call Value for a Review Date. Even if the closing level of the Index increases over the term of the notes, it may not increase sufficiently for the notes to be automatically called (including because, due to the step-up Call Value feature, the Call Values increase progressively over the term of the notes).

•	IF THE NOTES ARE AUTOMATICALLY CALLED, THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO THE APPLICABLE CALL PREMIUM AMOUNT PAID ON THE NOTES,

regardless of any appreciation of the Index, which may be significant. In addition, if the notes are automatically called, you will not benefit from the feature that provides you with a positive return at maturity equal to the Index Return times the Participation Rate if the Final Value is greater than the Initial Value. Because this feature does not apply to the payment upon an automatic call, the payment upon an automatic call may be significantly less than the payment at maturity for the same level of appreciation in the Index.

•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT —

If your notes are automatically called, the term of the notes may be reduced to as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk. Even in cases where the notes are called before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.

•	THE NOTES DO NOT PAY INTEREST.
•	YOU WILL NOT HAVE ANY RIGHTS WITH RESPECT TO THE PORTFOLIO CONSTITUENTS, THE UNDERLYING FUTURES CONTRACTS OR THE SECURITIES INCLUDED IN THE INDEX UNDERLYING THE UNDERLYING FUTURES CONTRACTS.
•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —

You should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Call Premium Amounts and the maximums for the Call Values.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement. See also “— Risks Relating to the Index — Our Affiliate, JPMS, Is the Index Sponsor and the Index Calculation Agent of the Index and Each Portfolio Constituent and May Adjust the Index or Each Portfolio Constituent in a Way that Affects Its Level” below.

JPMS is one of the primary dealers through which the U.S. Federal Reserve conducts open-market purchases and sales of U.S. Treasury and federal agency securities, including U.S. Treasury notes. These activities may affect the prices and yields on the

PS-7 | Structured Investments Step-Up Auto Callable Notes Linked to the J.P. Morgan Dynamic BlendSM Index

U.S. Treasury notes, which may in turn affect the level of the Bond Constituent and the level of the Bond Constituent. JPMS has no obligation to take into consideration your interests as a holder of the notes when undertaking these activities.

•	JPMS AND ITS AFFILIATES MAY HAVE PUBLISHED RESEARCH, EXPRESSED OPINIONS OR PROVIDED RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES, AND MAY DO SO IN THE FUTURE —

Any research, opinions or recommendations could affect the market value of the notes.  Investors should undertake their own independent investigation of the merits of investing in the notes and the Portfolio Constituents and the futures contracts composing the Portfolio Constituents.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Index. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the

PS-8 | Structured Investments Step-Up Auto Callable Notes Linked to the J.P. Morgan Dynamic BlendSM Index

price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Index

•	JPMORGAN CHASE & CO. IS CURRENTLY ONE OF THE COMPANIES THAT MAKE UP THE S&P 500® INDEX, THE REFERENCE INDEX UNDERLYING THE UNDERLYING FUTURES CONTRACTS OF THE EQUITY CONSTITUENT,

but JPMorgan Chase & Co. will not have any obligation to consider your interests in taking any corporate action that might affect the securities included in the reference index underlying the Underlying Futures Contracts of the Equity Constituent.

•	OUR AFFILIATE, JPMS, IS THE INDEX SPONSOR AND THE INDEX CALCULATION AGENT OF THE INDEX AND EACH PORTFOLIO CONSTITUENT AND MAY ADJUST THE INDEX OR EACH PORTFOLIO CONSTITUENT IN A WAY THAT AFFECTS ITS LEVEL —

JPMS, one of our affiliates, currently acts as the index sponsor and the index calculation agent for the Index and the Portfolio Constituents and is responsible for calculating and maintaining the Index and the Portfolio Constituents and developing the guidelines and policies governing their composition and calculation. In performing these duties, JPMS may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where JPMS, as the index sponsor and the index calculation agent of the Index and the Portfolio Constituents, is entitled to exercise discretion. The rules governing the Index and the Portfolio Constituents may be amended at any time by the index sponsor of the Index and the Portfolio Constituents, in its sole discretion. The rules also permit the use of discretion by the index sponsor and the index calculation agent of the Index and the Portfolio Constituents in specific instances, including, but not limited to, the determination of whether to replace a Portfolio Constituent with a substitute or successor upon the occurrence of certain events affecting that Portfolio Constituent, the selection of any substitute or successor and the determination of the levels to be used in the event of market disruptions that affect the ability of the index calculation agent of the Index and the Portfolio Constituents to calculate and publish the levels of the Index and the Portfolio Constituents and the interpretation of the rules governing the Index and the Portfolio Constituents. Although JPMS, acting as the index sponsor and the index calculation agent, will make all determinations and take all action in relation to the Index and the Portfolio Constituents acting in good faith, it should be noted that JPMS may have interests adverse to the interests of the holders of the notes and the policies and judgments for which JPMS is responsible could have an impact, positive or negative, on the level of the Index and the value of your notes.

Although judgments, policies and determinations concerning the Index and the Portfolio Constituents are made by JPMS, JPMorgan Chase & Co., as the ultimate parent company of JPMorgan Chase Bank and JPMS, ultimately controls JPMorgan Chase and JPMS. JPMS has no obligation to consider your interests in taking any actions that might affect the value of your notes. Furthermore, the inclusion of the Portfolio Constituents in the Index is not an investment recommendation by us or JPMS of any of the Portfolio Constituents, or any of the futures contracts composing any of the Portfolio Constituents.

•	THE INDEX MAY NOT BE SUCCESSFUL OR OUTPERFORM ANY ALTERNATIVE STRATEGY THAT MIGHT BE EMPLOYED IN RESPECT OF THE PORTFOLIO CONSTITUENTS —

The Index follows a notional rules-based proprietary strategy that operates on the basis of pre-determined rules. Under this strategy, the Index seeks to maintain an annualized realized volatility approximately equal to the Target Volatility of 3.0% by rebalancing its exposures to the Portfolio Constituents on each day based on two measures of realized portfolio volatility: a shorter-term volatility measure and a longer-term volatility measure. By seeking to maintain an annualized realized volatility approximately equal to the Target Volatility, the Index may underperform an alternative strategy that seeks to maintain a higher annualized realized volatility or an alternative strategy that does not seek to maintain a level volatility.

In addition, on each day, the Index generally selects the notional portfolio identified for the volatility measure that has the lower allocation to the Equity Constituent as the notional portfolio to be tracked by the Index. The Index’s selection of the notional portfolio with the lower allocation to the Equity Constituent may be more likely to result in the Index tracking a notional portfolio with a lower realized volatility than if the Index were to select the notional portfolio with the higher allocation to the Equity Constituent. No assurance can be given that the investment strategy on which the Index is based will be successful or that the Index will outperform any alternative strategy that might be employed in respect of the Portfolio Constituents.

•	THE INDEX MAY NOT APPROXIMATE ITS TARGET VOLATILITY —

No assurance can be given that the Index will maintain an annualized realized volatility that approximates the Target Volatility. The actual realized volatility of the Index may be greater or less than the Target Volatility. The Index seeks to maintain an annualized realized volatility approximately equal to the Target Volatility of 3.0% by rebalancing its exposures to the Portfolio Constituents on each day based on two measures of realized portfolio volatility. However, there is no guarantee that trends exhibited by either measure of realized portfolio volatility will continue in the future. The volatility of a notional portfolio on any day may change quickly

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and unexpectedly. Accordingly, the actual realized annualized volatility of the Index on a daily basis may be greater than or less than the Target Volatility, which may adversely affect the level of the Index and the value of the notes.

•	THE PERFORMANCE OF THE INDEX MAY BE ADVERSELY AFFECTED BY ITS TARGET VOLATILITY OF 3.0% —

The Index seeks to maintain an annualized realized volatility approximately equal to the Target Volatility of 3.0%. A Target Volatility of 3.0% is relatively low as compared to indices with similar investment strategies established prior to the Index. A relatively lower Target Volatility could result in poorer performance in general over time, especially during periods of rising markets. See also “— A Significant Portion of the Index’s Exposure May Be Allocated to the Bond Constituent” and “— The Index May Be More Heavily Influenced by the Performance of the Equity Constituent Than the Performance of the Bond Constituent in General Over Time” below.

•	THE INDEX MAY BE SIGNIFICANTLY UNINVESTED —

For each volatility measure on each day, the Index seeks to identify a notional portfolio composed of the Portfolio Constituents that has an annualized realized volatility determined for that volatility measure approximately equal to the Target Volatility of 3.0% and an aggregate weight of 100%. If the Index identifies and selects such a notional portfolio for a volatility measure, but the weight of either Portfolio Constituent is greater than 100%, the weight of that Portfolio Constituent in the notional portfolio selected for that volatility measure on that day will be 100% and, if the weight of either Portfolio Constituent is less than 0%, the weight of that Portfolio Constituent in the notional portfolio selected for that volatility measure on that day will be 0%. In addition, if there is no such notional portfolio for a volatility measure, the Index selects for that volatility measure on that day the notional portfolio with the lowest realized volatility.

As a result of applying a cap and floor and in the case of selecting the notional portfolio with the lowest realized volatility, the resulting notional portfolio may be greater than or less than 3.0% for the relevant volatility measure. If the annualized realized volatility of the notional portfolio selected for a volatility measure on any day is greater than 3.0%, that notional portfolio will be adjusted so that the weight of each Portfolio Constituent in that notional portfolio will be reduced proportionately to achieve a notional portfolio that has an annualized realized volatility for the relevant volatility measure of 3.0%. Under these circumstances, the aggregate weight of the Portfolio Constituents in that notional portfolio will be less than 100%.

If the Index tracks a notional portfolio with an aggregate weight that is less than 100%, the Index will not be fully invested, and any uninvested portion will earn no return. The Index may be significantly uninvested on any given day, and will realize only a portion of any gains due to appreciation of the Portfolio Constituents on any such day. The Index Deduction is deducted daily at a rate of 0.95% per annum, even when the Index is not fully invested.

•	A SIGNIFICANT PORTION OF THE INDEX’S EXPOSURE MAY BE ALLOCATED TO THE BOND CONSTITUENT —

Under normal market conditions, the Equity Constituent has tended to exhibit a realized volatility that is higher than the Target Volatility and that is higher than the realized volatility of the Bond Constituent in general over time. As a result, and because the Target Volatility is only 3.0% the Index will generally need to reduce its exposure to the Equity Constituent in order to approximate the Target Volatility. Therefore, the Index may have significant exposure for an extended period of time to the Bond Constituent, and that exposure may be greater, perhaps significantly greater, than its exposure to the Equity Constituent. Moreover, under certain circumstances, the Index may have no exposure to the Equity Constituent. However, the returns of the Bond Constituent may be significantly lower than the returns of the Equity Constituent, and possibly even negative while the returns of the Equity Constituent are positive, which will adversely affect the level of the Index and any payment on, and the value of, the notes.

•	THE INDEX MAY BE MORE HEAVILY INFLUENCED BY THE PERFORMANCE OF THE EQUITY CONSTITUENT THAN THE PERFORMANCE OF THE BOND CONSTITUENT IN GENERAL OVER TIME —

In any initial selection between two eligible notional portfolios, the Index will select the portfolio that has the higher allocation to the Portfolio Constituent with a higher realized volatility, as described under “The J.P. Morgan Dynamic BlendSM Index” in the accompanying underlying supplement, which generally will cause the Equity Constituent to receive a higher allocation than if the portfolio that has the higher allocation to the Portfolio Constituent with a lower realized volatility were selected.

Furthermore, under normal market conditions, the Equity Constituent’s realized volatility has been relatively more variable and has tended to be significantly higher than the Bond Constituent’s realized volatility. Under these circumstances and because the Target Volatility is only 3.0%, the Index is generally expected to be more heavily weighted towards the Bond Constituent. However, under circumstances where the Equity Constituent’s realized volatility is significantly higher than that of the Bond Constituent, the performance of the Index is expected to be influenced to a greater extent by the performance of the Equity Constituent than by the performance of the Bond Constituent, even if the weight of the Bond Constituent is significantly greater than the weight of the Equity Constituent.

Consequently, even in cases where the allocation to the Bond Constituent is greater than the allocation to the Equity Constituent, the Index may be influenced to a greater extent by the performance of the Equity Constituent than by the performance of the Bond

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Constituent because, under some conditions, the greater allocation to the Bond Constituent will not be sufficiently large to offset the greater realized volatility of the Equity Constituent.

Accordingly, the level of the Index may decline if the value of the Equity Constituent declines, even if the value of the Bond Constituent increases at the same time. See also “— The Returns of the Portfolio Constituents May Offset Each Other or May Become Correlated in Decline” below.

•	THE RETURNS OF THE PORTFOLIO CONSTITUENTS MAY OFFSET EACH OTHER OR MAY BECOME CORRELATED IN DECLINE —

At a time when the value of one Portfolio Constituent increases, the value of the other Portfolio Constituent may not increase as much or may even decline. This may offset the potentially positive effect of the performance of the former Portfolio Constituent on the performance of the Index. During the term of the notes, it is possible that the value of the Index may decline even if the value of one Portfolio Constituent rises, because of the offsetting effect of a decline in the other Portfolio Constituent. It is also possible that the returns of the Portfolio Constituents may be positively correlated with each other. In this case, a decline in one Portfolio Constituent would be accompanied by a decline in the other Portfolio Constituent, which may adversely affect the performance of the Index. As a result, the Index may not perform as well as an alternative index that tracks only one Portfolio Constituent or the other.

•	HYPOTHETICAL BACK-TESTED DATA RELATING TO THE INDEX DO NOT REPRESENT ACTUAL HISTORICAL DATA AND ARE SUBJECT TO INHERENT LIMITATIONS —

The hypothetical back-tested performance of the Index set forth under “Hypothetical Back-Tested Data and Historical Information” in this pricing supplement is purely theoretical and does not represent the actual historical performance of the Index and has not been verified by an independent third party. Hypothetical back-tested performance measures have inherent limitations. Alternative modelling techniques might produce significantly different results and may prove to be more appropriate. Past performance, and especially hypothetical back-tested performance, is not indicative of future results. This type of information has inherent limitations and you should carefully consider these limitations before placing reliance on such information. Hypothetical back-tested performance is derived by means of the retroactive application of a back-tested model that has been designed with the benefit of hindsight.

•	THE INVESTMENT STRATEGY USED TO CONSTRUCT THE INDEX INVOLVES DAILY ADJUSTMENTS TO ITS NOTIONAL EXPOSURE TO ITS PORTFOLIO CONSTITUENTS —

The Index is subject to daily adjustments to its notional exposure to its Portfolio Constituents. By contrast, a notional portfolio that is not subject to daily exposure adjustments in this manner could see greater compounded gains over time through exposure to a consistently and rapidly appreciating portfolio consisting of the relevant Portfolio Constituents. Therefore, your return on the notes may be less than the return you could realize on an alternative investment in the relevant Portfolio Constituents that is not subject to daily exposure adjustments. No assurance can be given that the investment strategy used to construct the Index will outperform any alternative investment in the Portfolio Constituents of the Index.

•	A PORTFOLIO CONSTITUENT OF THE INDEX MAY BE REPLACED BY A SUBSTITUTE INDEX OR FUTURES CONTRACT IN CERTAIN EXTRAORDINARY EVENTS —

Following the occurrence of certain extraordinary events with respect to a Portfolio Constituent as described in the accompanying underlying supplement, a Portfolio Constituent may be replaced by a substitute index or futures contract or the index calculation agent may cease calculating and publishing in the Index. You should realize that changing a Portfolio Constituent may affect the performance of the Index, and therefore, the return on the notes, as the substitute index or futures contract may perform significantly better or worse than the original Portfolio Constituent. For example, the substitute or successor Portfolio Constituent may have higher fees or worse performance than the original Portfolio Constituent.

Moreover, the policies of the index sponsor of the substitute index or futures contract concerning the methodology and calculation of the substitute index or futures contract, including decisions regarding additions, deletions or substitutions of the assets underlying the substitute index or futures contract could affect the level or price of the substitute index or futures contract and therefore the value of the notes. The amount payable on the notes and their market value could also be affected if the sponsor of a substitute index or the sponsor of the reference index of a substitute futures contract discontinues or suspends calculation or dissemination of the relevant index, in which case it may become difficult to determine the market value of the notes. The sponsor of the substitute index or futures contract will have no obligation to consider your interests in calculating or revising such substitute index or futures contract.

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•	EACH PORTFOLIO CONSTITUENT IS SUBJECT TO SIGNIFICANT RISKS ASSOCIATED WITH THE UNDERLYING FUTURES CONTRACTS —

The Portfolio Constituents each track the returns of the Underlying Futures Contracts. The price of an Underlying Futures Contract depends not only on the price of the underlying asset referenced by the Underlying Futures Contract, but also on a range of other factors, including but not limited to changing supply and demand relationships, interest rates, governmental and regulatory policies and the policies of the exchanges on which the Underlying Futures Contracts trade. In addition, the futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. These factors and others can cause the prices of the Underlying Futures Contracts to be volatile and could adversely affect the level of each Portfolio Constituent and the Index and any payments on, and the value of, your notes.

•	SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE UNDERLYING FUTURES CONTRACTS MAY ADVERSELY AFFECT THE VALUE OF YOUR NOTES —

Futures markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, the participation of speculators, and government regulation and intervention. In addition, futures exchanges generally have regulations that limit the amount of the Underlying Futures Contract price fluctuations that may occur in a single day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could delay the calculation of the level of each Portfolio Constituent and could adversely affect the level of each Portfolio Constituent and the Index and any payments on, and the value of, your notes.

•	AN INCREASE IN THE MARGIN REQUIREMENTS FOR THE UNDERLYING FUTURES CONTRACTS INCLUDED IN THE PORTFOLIO CONSTITUENTS MAY ADVERSELY AFFECT THE LEVEL OF THAT PORTFOLIO CONSTITUENT —

Futures exchanges require market participants to post collateral in order to open and keep open positions in the Underlying Futures Contracts. If an exchange increases the amount of collateral required to be posted to hold positions in the Underlying Futures Contracts, market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the price or liquidity of the relevant Underlying Futures Contracts to decline significantly. As a result, the level of the relevant Portfolio Constituent and the Index and any payments on, and the value of, the notes may be adversely affected.

•	THE INDEX MAY IN THE FUTURE INCLUDE UNDERLYING FUTURES CONTRACTS THAT ARE NOT TRADED ON REGULATED FUTURES EXCHANGES —

The Index, through its exposure to the Portfolio Constituents, is currently based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”). If these exchange-traded futures contracts cease to exist, or if the calculation agent for the Portfolio Constituents substitutes an Underlying Futures Contract in certain circumstances, the Index may in the future include futures contract or over-the-counter contracts traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the provisions of, and the protections afforded by, the U.S. Commodity Exchange Act, or other applicable statutes and related regulations that govern trading on regulated U.S. futures exchanges or similar statutes and regulations that govern trading on regulated non-U.S. futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities, and the inclusion of such contracts in the Index, through its exposure to the Portfolio Constituents, may be subject to certain risks not presented by the Underlying Futures Contracts, including risks related to the liquidity and price histories of the relevant contracts.

•	NEGATIVE ROLL RETURNS ASSOCIATED WITH THE UNDERLYING FUTURES CONTRACTS CONSTITUTING THE PORTFOLIO CONSTITUENTS MAY ADVERSELY AFFECT THE PERFORMANCE OF THE PORTFOLIO CONSTITUENTS AND THE VALUE OF THE NOTES —

The Portfolio Constituents each reference Underlying Futures Contracts. Unlike common equity securities, Underlying Futures Contracts, by their terms, have stated expirations. As the exchange-traded Underlying Futures Contracts that compose the Portfolio Constituents approach expiration, they are replaced by similar contracts that have a later expiration. For example, an Underlying Futures Contract notionally purchased and held in June may specify a September expiration date. As time passes, the contract expiring in September is replaced by a contract for delivery in December. This is accomplished by notionally selling the September contract and notionally purchasing the December contract. This process is referred to as “rolling.” Excluding other considerations, if prices are higher in the distant delivery months than in the nearer delivery months, the notional purchase of the December contract would take place at a price that is higher than the price of the September contract, thereby creating a negative “roll return.” Negative roll returns adversely affect the returns of the Portfolio Constituents and, therefore, the level of the Index and

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any payments on, and the value of, the notes. Because of the potential effects of negative roll returns, it is possible for the value of a Portfolio Constituent to decrease significantly over time, even when the near-term or spot prices of the underlying assets or instruments are stable or increasing. In addition, interest rates have been historically low for an extended period and, if interest rates revert to their historical means, the likelihood that a roll return related to any Portfolio Constituent will be negative, as well as the adverse effect of negative roll returns on any Portfolio Constituent, will increase.

•	OTHER KEY RISKS:
o	THE INDEX, WHICH WAS ESTABLISHED ON MARCH 23, 2021, AND THE PORTFOLIO CONSTITUENTS, WHICH WERE ESTABLISHED ON DECEMBER 22, 2020, HAVE LIMITED OPERATING HISTORIES AND MAY PERFORM IN UNANTICIPATED WAYS.
o	THE INDEX COMPRISES NOTIONAL ASSETS AND LIABILITIES. THERE IS NO ACTUAL PORTFOLIO OF ASSETS TO WHICH ANY PERSON IS ENTITLED OR IN WHICH ANY PERSON HAS ANY OWNERSHIP INTEREST.
o	THE NOTES ARE SUBJECT TO SIGNIFICANT RISKS ASSOCIATED WITH FIXED-INCOME SECURITIES, INCLUDING INTEREST RATE-RELATED RISKS AND CREDIT RISK.

Please refer to the “Risk Factors” section of the accompanying underlying supplement for more details regarding the above-listed and other risks.

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Hypothetical Back-Tested Data and Historical Information

The following graph sets forth the hypothetical back-tested performance of the Index based on the hypothetical back-tested weekly closing levels of the Index from January 5, 2018 through March 19, 2021 and the historical performance of the Index based on the weekly historical closing levels of the Index from March 26, 2021 through November 24, 2023. The Index was established on March 23, 2021, as represented by the vertical line in the following graph. All data to the left of that vertical line reflect hypothetical back-tested performance of the Index. All data to the right of that vertical line reflect actual historical performance of the Index. The closing level of the Index on November 27, 2023 was 148.32. We obtained the closing levels above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.

The data for the hypothetical back-tested performance of the Index set forth in the following graph are purely theoretical and do not represent the actual historical performance of the Index. See “Selected Risk Considerations — Risks Relating to the Index — Hypothetical Back-Tested Data Relating to the Index Do Not Represent Actual Historical Data and Are Subject to Inherent Limitations” above.

The hypothetical back-tested and historical closing levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on the Pricing Date or any Review Date. There can be no assurance that the performance of the Index will result in a payment at maturity in excess of your principal amount, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

The hypothetical back-tested closing levels of the Index have inherent limitations and have not been verified by an independent third party. These hypothetical back-tested closing levels are determined by means of a retroactive application of a back-tested model designed with the benefit of hindsight. Hypothetical back-tested results are neither an indicator nor a guarantee of future returns. No representation is made that an investment in the notes will or is likely to achieve returns similar to those shown. Alternative modeling techniques or assumptions would produce different hypothetical back-tested closing levels of the Index that might prove to be more appropriate and that might differ significantly from the hypothetical back-tested closing levels of the Index set forth above.

Treatment as Contingent Payment Debt Instruments

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences,” and in particular the subsection thereof entitled “— Tax Consequences to U.S. Holders — Notes with a Term of More than One Year — Notes Treated as Contingent Payment Debt Instruments,” in the accompanying product supplement no. 3-I.  Unlike a traditional debt instrument that provides for periodic payments of interest at a single fixed rate, with respect to which a cash-method investor generally recognizes income only upon receipt of stated interest, our special tax counsel, Davis Polk & Wardwell LLP, is of the opinion that the notes will be treated for U.S. federal income tax purposes as “contingent payment debt instruments.”  As discussed in that subsection, you generally will be required to accrue original issue discount (“OID”) on your notes in each taxable year at the “comparable yield,” as determined by us, although we will not make any payment with respect to the notes except upon an automatic call or at maturity.  Upon sale or exchange (including an automatic call or at maturity), you will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted basis in the note, which generally will equal the cost thereof, increased by the amount of OID you have accrued in respect of the note.  You generally must treat any income as interest income and any loss as

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ordinary loss to the extent of previous interest inclusions, and the balance as capital loss.  The deductibility of capital losses is subject to limitations.  Special rules may apply if any payment in excess of the principal amount of your note is treated as becoming fixed prior to maturity.  You should consult your tax adviser concerning the application of these rules.  The discussions herein and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.  Purchasers who are not initial purchasers of notes at their issue price should consult their tax advisers with respect to the tax consequences of an investment in notes, including the treatment of the difference, if any, between the basis in their notes and the notes’ adjusted issue price.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities.  Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations.  Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2025 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”).  Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders.  Our determination is not binding on the IRS, and the IRS may disagree with this determination.  Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security.  If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes.  You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

The discussions in the preceding paragraphs, when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” (and in particular the subsection thereof entitled “— Tax Consequences to U.S. Holders — Notes with a Term of More than One Year — Notes Treated as Contingent Payment Debt Instruments”) in the accompanying product supplement, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Comparable Yield and Projected Payment Schedule

We will determine the comparable yield for the notes and will provide that comparable yield and the related projected payment schedule (or information about how to obtain them) in the pricing supplement for the notes, which we will file with the SEC. Although it is not entirely clear how the comparable yield and projected payment schedule should be determined when a debt instrument may be redeemed by the issuer prior to maturity, we will determine the comparable yield based upon the term to maturity of the notes assuming no early redemption occurs and a variety of other factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities at the time of issuance. The comparable yield and projected payment schedule are determined solely to calculate the amount on which you will be taxed with respect to the notes in each year and are neither a prediction nor a guarantee of what the actual yield or timing of the payment or payments will be.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes.  The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates.  Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co.  This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes.  The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes.  For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is

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determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “How the Notes Work” and “Note Payout Scenarios” in this pricing supplement for an illustration of the risk-return profile of the notes and “The J.P. Morgan Dynamic BlendSM Index” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying

PS-16 | Structured Investments Step-Up Auto Callable Notes Linked to the J.P. Morgan Dynamic BlendSM Index

product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 3-I dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000121390023029706/ea153081_424b2.pdf
•	Underlying supplement no. 24-I dated September 1, 2023:

http://www.sec.gov/Archives/edgar/data/19617/000121390023073273/ea161024_424b2.pdf

•	Prospectus supplement and prospectus, each dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-17 | Structured Investments Step-Up Auto Callable Notes Linked to the J.P. Morgan Dynamic BlendSM Index